SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2006
FIRST VALLEY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-51408	04-3806732
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

Four Riverside Avenue
Bristol, Connecticut 06010
(860) 582-8868
(address and telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

:	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01	Entry into a Material Definitive Agreement
Item 9.01	Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
2.1
Agreement and Plan of Merger, dated November 21, 2006 by and between New England Bancshares, Inc., New England Bancshares Acquisition, Inc. and First Valley Bancorp, Inc. Certain exhibits and schedules have been omitted from the Agreement and Plan of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit or schedule upon request from the SEC.

99.1	Press Release dated November 21, 2006

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

New England Bancshares, Inc. (“NEB”, NASDAQ GM: NEBS), New England Bancshares Acquisition, Inc., a wholly owned subsidiary of NEB (“Acquisition Sub”), and First Valley Bancorp, Inc. (“FVB”, OTCBB: FVLY) jointly announced on November 21, 2006 the execution of a definitive agreement (the “Merger Agreement”) in which FVB will merge into Acquisition Sub in an exchange of cash and stock of NEB. NEB is the holding company for Enfield Federal Savings and Loan Association ("Enfield Federal") in Enfield, Connecticut, and FVB is the holding company of Valley Bank, in Bristol, Connecticut. As a result of the transaction, NEB shall be the parent company of both Enfield Federal and Valley Bank each of which will continue as a separately chartered subsidiary.

The transaction, approved by the Boards of Directors of both companies, is valued at approximately $25.6 million. The terms of the Merger Agreement call for each outstanding share of FVB common stock to be converted into the right to receive 0.8907 shares of NEB common stock and $9.00 in cash, provided that the per share merger consideration will be increased by the amount equal to the cash dividend declared by NEB in the third quarter of 2007 on its shares of common stock if the closing of the merger is not consummated by June 30, 2007.

The transaction is subject to approval by the shareholders of FVB, as well as customary regulatory approvals.

Four members of FVB’s board of directors will join NEB’s board of directors. Additionally, two members of Enfield Federal’s board of directors will join Valley Bank’s board of directors and two members of Valley Bank’s board of directors will join Enfield Federal’s board of directors. As part of the transaction, NEB will also infuse $12.0 million of capital into Valley Bank.

In connection with the approval of the Merger Agreement, each director of FVB entered into a voting agreement requiring him or her not to sell or transfer the shares of FVB common stock they beneficially own (except in limited circumstances) and to vote his or her shares in favor of the approval of the Merger Agreement at the FVB shareholders’ meeting to be held to vote on the proposed transaction. If the Merger Agreement is terminated under certain circumstances, FVB has agreed to pay to NEB a termination fee of $1,300,000. In addition, if the Merger Agreement is terminated as a result of a willful breach by either party, the breaching party shall pay to the non-breaching party a fee of $750,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been included to provide the agreed upon terms of the transaction. The Merger Agreement contains usual and customary representations and warranties that NEB and FVB made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between NEB and FVB and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between NEB and FVB rather than establishing matters of fact.

For additional information, reference is made to the Merger Agreement, which is included as Exhibit 2.1, and the press release of November 21, 2006, which is included as Exhibit 99.1, each of which is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits
Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated November 21, 2006 by and between New England Bancshares, Inc., New England Bancshares Acquisition, Inc. and First Valley Bancorp, Inc. Certain exhibits and schedules have been omitted from the Agreement and Plan of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit or schedule upon request from the SEC.

99.1	Press Release dated November 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIRST VALLEY BANCORP, INC.

By: /s/ Mark J. Blum
Mark J. Blum
Executive Vice President, Treasurer and Chief Financial Officer

Date: November 28, 2006